Exhibit 2.1

                              PURCHASE AGREEMENT

          Agreement, dated as of December 10, 1993, among Willcox & Gibbs, Inc., a New York corporation ("W&G") whose business address is 530 Fifth Avenue, New York, New York 10036, U.S.A., International Technical Distributors, Inc., a New York corporation whose business address is 301 46th Court, Meridian, Mississippi 39305 U.S.A., and Rexel, S.A., a French societe anonyme formerly known as Compagnie de Distribution de Materiel Electrique ("Buyer") whose business address is 26, rue de Londres, 75009, Paris, France.

          W&G desires to issue and sell certain shares of its common stock, par value $1.00 per share ("Common Stock"), and Buyer desires to increase its equity investment in W&G through the purchase of such shares of Common Stock, all subject to the terms and conditions hereof.

          Accordingly, the parties hereto agree as follows:

1.   DEFINITIONS

     1.1 Certain Definitions. Certain terms are defined elsewhere in this Agreement. In addition, for purposes of this Agreement, the following terms shall have the following meanings:

          "Affiliate" of a specified Person shall mean a Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Best Efforts" shall mean, whenever used with reference to a party's obligation, an obligation of such party to use every reasonable commercial effort, but shall not be interpreted to require such party to take any action or refrain from taking any action that would be materially burdensome to such party or to amend this Agreement or any agreement contemplated hereby or to forego or waive any of its rights hereunder or thereunder.

          "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York City, New York, U.S.A. or Paris, France are required to or may be closed.

          "Closing" shall have the meaning provided in Section 2.2

          "Closing Date" shall mean the date on which the Closing is to occur.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

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          "Liens" shall mean all liens, charges, security interests, rights or claims of others, restraints on transfer or other encumbrances.

          "Person" shall mean and include an individual, corporation, partnership, joint venture, association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereto.

          "Subsidiary" shall mean, with respect to any Person, any corporation in which securities representing a majority of the combined voting power of voting interests entitled to vote generally for the election of directors are beneficially owned by such Person and/or one or more Subsidiaries of such Person.

2.   PURCHASE AND SALE

     2.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing W&G shall issue, sell and deliver to Buyer, and Buyer shall purchase and acquire from W&G, 3,491,280 shares of Common Stock (the "Shares"), in consideration of the payment by Buyer to W&G of $9.00 per share of Common Stock, for an aggregate purchase price equal to $31,421,520 (the "Purchase Price").

     2.2 Closing. Unless the parties shall agree in writing upon a different location, time or date, the sale and purchase of Shares (the "Closing") shall take place at the offices of W&G, 530 Fifth Avenue, New York, New York at 10:00 a.m. on the later of (i) January 4, 1994, or (ii) the third Business Day following the date on which all conditions to the obligations of Buyer and W&G hereunder (other than those requiring an exchange of a certificate or other document, or the taking of other action, at the Closing) shall have been satisfied or waived as provided in Articles 7 and 8.

     2.3 Deliveries at the Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, (i) W&G shall deliver to Buyer a certificate representing all of the Shares registered in the name of Buyer,
(ii) Buyer shall deliver the Purchase Price by wire transfer of immediately available funds to an account of W&G designated by W&G, and (iii) W&G, ITD and Buyer shall deliver all certificates and other instruments and documents required by this Agreement to be delivered by each of them, respectively, at the Closing.

3.   REPRESENTATIONS AND WARRANTIES OF BUYER AND ITD

          Buyer and ITD, jointly and severally, represent and warrant to W&G as follows:

     3.1 Organization. Buyer is a societe anonyme duly organized, validly existing and in good standing under the laws of the Republic of France, and ITD is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

     3.2 Authority; Binding Effect. Each of Buyer and ITD has the corporate power and corporate authority to execute and deliver this Agreement and the

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other instruments and documents required or contemplated herein to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions provided for herein and therein, and all corporate action of Buyer and ITD necessary for the making and performance of this Agreement and such other instruments and documents by Buyer and ITD has been duly taken. Such execution, delivery, performance and consummation do not and will not (i) contravene any provisions of the certificate of incorporation or by-laws or similar organizational instruments of Buyer or ITD, (ii) contravene or conflict with, result in a breach of or loss of benefits to Buyer or ITD under, require any consent, waiver or approval of any party (other than Buyer or ITD) to, or entitle any party (with notice or the passage of time or both) to terminate, accelerate any obligations under or call a default with respect to, any agreement or instrument to which Buyer or ITD is party or by which any of its properties or assets are bound, (iii) result in the creation of a Lien upon such properties or assets, (iv) result in any violation by Buyer or ITD of any law, rule or regulation applicable to it, (v) violate or require any consent or approval under any judgment, injunction or decree of any court or governmental authority or (vi) except for filings under the Exchange Act, require any consent or approval of, notice to or filing, registration or qualification with, any court or governmental authority. This Agreement has been duly executed by Buyer and ITD and constitutes, and the other instruments and documents required or contemplated to be executed and delivered by Buyer or ITD herein will be duly executed by it at or before the Closing and when so executed and delivered will constitute, the valid and binding obligations of Buyer and ITD, as the case may be, enforceable against Buyer and ITD, as the case may be, in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

     3.3 Acquisition of Stock for Investment. Buyer is acquiring the Shares for investment in an unregistered private placement for its own account and not with a view toward, or for sale in connection with, any distribution thereof. Upon the purchase of the Shares by Buyer pursuant to this Agreement, Buyer and its Affiliates will "beneficially own" (as defined under the Exchange Act) 9,775,581 shares of Common Stock.

     3.4 Financing. Buyer has at the date of this Agreement, and will have on the Closing Date, sufficient available funds to pay the Purchase Price.

4.   REPRESENTATIONS AND WARRANTIES OF W&G

          W&G represents and warrants to Buyer and ITD as follows:

     4.1 Organization. W&G is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

     4.2  Capital Stock of W&G.

     (a) The authorized capital stock of W&G consists of 35,000,000 shares of Common Stock, 2,000,000 shares of Preference Stock, par value $1.00 per share, and 600,000 shares of Preferred Stock, par value $12.00 per share. As of

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October 19, 1993, there were 20,947,672 shares of Common Stock issued and outstanding and 266,281 shares of Common Stock held in W&G's treasury, and since such date no shares of Common Stock have been issued except pursuant to obligations referred to in Section 4.2(b). No shares of Preference Stock or Preferred Stock of W&G are issued and outstanding or held in W&G's treasury.

          (b) There is no security, option, warrant, call, subscription or other right, commitment or understanding of any nature whatsoever, fixed or contingent, to which W&G or any of its Subsidiaries is bound or subject that, directly or indirectly, calls for the issuance, sale, pledge or other disposition by W&G or any such Subsidiary of any shares of capital stock of W&G or any securities convertible into or other rights to acquire any shares of capital stock of W&G, or that relates to the voting or control of any shares of such capital stock, except for (i) this Agreement, (ii) the rights associated with the Common Stock issued under the Rights Agreement, dated as of January 10, 1989, as amended, (iii) the Stock Acquisition Plan of W&G, (iv) the stock options granted under W&G's stock option plans, (v) the Indenture, dated as of August 1, 1989, and the 7% Convertible Subordinated Debentures due 2014 issued thereunder, (vi) the Purchase Agreement, dated as of April 22, 1992, among W&G, ITD, Buyer and Southern Electric Supply Company, Inc. and (vii) the Investment Agreement, dated as of November 12, 1992, as amended, among W&G, ITD and Buyer (the "Investment Agreement").

          (c) The Shares, when issued and delivered to and paid for by Buyer pursuant to this Agreement, will be duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights and any Liens attributable directly or indirectly to W&G or its Subsidiaries other than those contemplated by the Investment Agreement or applicable securities laws.

     4.3 Authority; Binding Effect. W&G has the corporate power and corporate authority to execute and deliver this Agreement and the other instruments and documents required or contemplated herein to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions provided for herein and therein, and all corporate action of W&G necessary for the making and performance of this Agreement and such other instruments and documents by W&G have been duly taken. Such execution, delivery, performance and consummation do not and will not (i) contravene any provisions of the certificate of incorporation or by-laws of W&G, (ii) contravene or conflict with, result in a breach of or loss of benefits to W&G under, require any consent, waiver or approval of any party (other than W&G, the amendments to the Investment Agreement and Rights Agreement contemplated by this Agreement and the listing of the Shares contemplated by Section 6.1) to, or entitle any party (with notice or the passage of time or both) to terminate, accelerate any obligations under or call a default with respect to any agreement or instrument to which W&G or any of its Subsidiaries is party or by which any of their respective properties or assets are bound, (iii) result in the creation of a Lien upon such properties or assets, (iv) result in any violation by W&G of any law, rule or regulation applicable to W&G, (v) violate or require any consent or approval under any judgment, injunction or decree of any court or governmental authority or (vi) except for filings under the Exchange Act, require any consent or approval of or notice to or filing, registration or qualification with, any court or governmental authority. This Agreement has been duly executed by W&G and constitutes, and the other instruments and documents required or contemplated to be executed and delivered by W&G herein will be duly executed and delivered by W&G at or before the Closing and when so executed will constitute, the valid and binding

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obligations of W&G enforceable against W&G in accordance with their terms
(except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

5.   MUTUAL COVENANTS

     Each party hereby covenants and agrees as follows:

     5.1 Announcements. Neither Buyer, ITD, W&G nor any of their respective agents shall issue any press release or otherwise make any public statement prior to the Closing with respect to the transactions contemplated hereby without prior consultation with W&G (in the case of a statement by Buyer, ITD or any of their respective agents) or Buyer (in the case of a statement by W&G or any of its agents), except as may be required by applicable law or the rules of the New York Stock Exchange, the Pacific Stock Exchange or the Paris Stock Exchange.

     5.2 Expenses; Transfer Taxes. Buyer and ITD shall pay their own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by any such party) and W&G shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. W&G shall pay any sales, transfer, stamp or other taxes imposed upon or with respect to the sale of the Shares to Buyer.

     5.3 Additional Agreements. Subject to the terms and conditions of this Agreement, each party agrees to use its Best Efforts at its own expense to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of such party shall take all such necessary action. At the Closing, W&G, ITD and Buyer each shall execute and deliver the Amendment to the Investment Agreement substantially in the form of Exhibit A hereto, subject to satisfaction or waiver of the conditions to such party's obligations under Articles 7 and 8.

6.   COVENANTS OF W&G

          W&G hereby covenants and agrees as follows:

     6.1 Listing of W&G Shares. W&G shall use its Best Efforts to obtain, prior to the Closing Date, approval for listing the Shares on the New York Stock Exchange and the Pacific Stock Exchange.

     6.2 Amendment of the Rights Agreement. Immediately prior to the Closing, W&G shall amend the Rights Agreement, dated as of January 10, 1989, as amended,

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between W&G and Chemical Bank (formerly known as Manufacturers Hanover Trust
Company), as rights agent, relating to W&G's outstanding preference stock purchase rights as provided in Exhibit B hereto.

7.   CONDITIONS TO W&G'S OBLIGATIONS

          The obligations of W&G required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by W&G as provided herein except as otherwise required by applicable law:

     7.1 Representations and Warranties; Covenants. The representations and warranties of Buyer and ITD contained in this Agreement shall be true and correct in all material respects as of the date hereof and (having been deemed to have been made again at and as of the Closing in the same language) shall be true and correct in all material respects as of the Closing, each of the obligations, covenants and agreements of each of Buyer and ITD required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing and, at the Closing, W&G shall have received certificates, dated the Closing Date and duly executed by an officer of Buyer and of ITD, representing that the foregoing conditions have been satisfied.

     7.2 Absence of Litigation. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect that prevents or delays the consummation of any of the transactions contemplated hereby.

     7.3 Purchase of Summers Group, Inc. W&G (directly or through a wholly-owned Subsidiary of W&G) shall have acquired all of the issued and outstanding capital stock of Summers Group, Inc., a Delaware corporation ("Summers").

     7.4 Listing of W&G Shares. The Shares shall have been approved for listing on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance.

8.   CONDITIONS TO BUYER'S AND ITD'S OBLIGATIONS

          The obligations of Buyer and ITD required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer and ITD as provided herein except as otherwise provided by applicable law:

     8.1 Representations and Warranties; Covenants. The representations and warranties of W&G contained in this Agreement shall be true and correct in all material respects as of the date hereof and (having been deemed to have been made again at and as of the Closing in the same language) shall be true and correct in all material respects as of the Closing, each of the obligations, covenants and agreements of W&G required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with

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in all material respects as of the Closing and, at the Closing, Buyer shall have received a certificate, dated the Closing Date and duly executed by an officer of W&G, representing that the foregoing conditions have been satisfied.

     8.2 Absence of Litigation. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect that prevents or delays the consummation of any of the transactions contemplated hereby.

     8.3 Purchase of Summers Group, Inc. W&G (directly or through a wholly-owned Subsidiary of W&G) shall have acquired all of the issued and outstanding capital stock of Summers.

     8.4 Listing of W&G Shares. The Shares shall have been approved for listing on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance.

9.   TERMINATION

     9.1 Termination. This Agreement may be terminated at any time prior to the Closing: (i) by mutual consent of W&G and Buyer; (ii) by W&G or Buyer, if the Closing shall not have taken place on or prior to March 31, 1994, or such later date as shall have been approved by W&G and Buyer, other than by reason of a matter within the control of the party asserting such termination; or
(iii) by W&G or Buyer if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable. If W&G or Buyer shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other party specifying the provision hereof pursuant to which such termination is made.

     9.2 Effect of Termination. Except for any breach of this Agreement, upon the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become null and void and none of the parties hereto or any of their respective officers, directors, employees, agents, consultants, stockholders or principals shall have any liability or obligation hereunder or with respect hereto.

10.  MISCELLANEOUS

          The following additional provisions are part of this Agreement:

     10.1 Brokerage. In the event any Person shall assert a claim to a fee, commission or other compensation on account of alleged employment as a broker or finder, or performance of services as a broker or finder, in connection with the transactions contemplated by this Agreement, the party (or parties) alleged to have been responsible for such employment or performance of services shall hold harmless the other party (or parties) as well as the party's (or parties')

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directors, officers and employees, from and against such claim and at the indemnifying party's (or parties') sole expense defend any and all actions, suits or proceedings involving such claim that may at any time be brought against those so indemnified and satisfy promptly any settlement or judgment arising therefrom. If, however, it is ultimately determined in any such action, suit or proceeding in which the indemnified party (or parties) were afforded the opportunity to have their counsel participate in the defense, that the employment was by or services were performed for the indemnified party (or parties), then the latter shall be responsible under this Section 10.1 and shall reimburse any amounts theretofore paid by the indemnifying party (or parties) by reason hereof.

     10.2 Entire Agreement; Modification. This Agreement (together with the Exhibits hereto) sets forth the entire agreement and understanding among the parties with respect to the subject matter hereof and supercedes all agreements and understandings with respect to the subject matter hereof entered into prior to the execution hereof. This Agreement may be modified only by a written instrument duly executed by or on behalf of each party.

     10.3 Notices. Any notice, direction or other advice or communication required or permitted to be given hereunder shall be in writing and shall be given by certified mail, delivery service such as D.H.L. or Federal Express or personal delivery against receipt to the party to whom it is to be given (i) at such party's address set forth in the preamble to this Agreement, or (ii) to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10.3. Any notice or other communication shall be deemed to have been given on the seventh Business Day after so mailed, on the third Business Day after dispatch when sent by delivery service or as of the date so personally delivered.

     10.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the consent of the other parties and any purported assignment without such consent shall be void.

     10.5 Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and it shall be governed by and construed in accordance with the laws of the State of New York.

     10.6 Headings. The section and article headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     10.7 Specific Performance. W&G, ITD and Buyer recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any nonbreaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

     10.8 Consent to Jurisdiction; Receipt of Process. Each party hereby consents to the jurisdiction of, and confers non-exclusive jurisdiction upon,

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any federal or state court located in the City of New York, Borough of
Manhattan, and appropriate appellate courts therefrom, over any action, suit or proceeding arising out of or relating to this Agreement, or any of the transactions contemplated hereby. Each party hereby irrevocably waives, and agrees not to assert as a defense in any such action, suit or proceeding, any objection which it may now or hereafter have to venue of any such action, suit or proceeding brought in any such federal or state court and hereby irrevocably waives any claim that any such action, suit or proceeding brought in any such court or tribunal has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the State of New York, provided that notice thereof is provided pursuant to the provisions for notice under this Agreement.

     10.9 Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person (other than the signatories hereto) any rights or remedies hereunder.

                   [The remainder of this page is blank and
                     the signature page is the next page.]

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          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                               WILLCOX & GIBBS, INC.



                               By  /s/ John K. Ziegler
                                   --------------------------------------
                               Name:  John K. Ziegler
                               Title: Chairman of the Board


                               INTERNATIONAL TECHNICAL DISTRIBUTORS, INC.


                               By  /s/ S. Weinberg
                                   ---------------------------------------
                               Name:  S. Weinberg
                               Title: Chairman of the Board


                               REXEL, S.A.



                               By  /s/ S. Weinberg
                                   ---------------------------------------
                               Name:  S. Weinberg
                               Title: Chairman of the Board and Chief
                                      Executive Officer


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                                                                      Exhibit A


                              AMENDMENT NO. 1 TO
                             INVESTMENT AGREEMENT



          Amendment No. 1, dated as of                 , to the Investment
Agreement, dated as of November 12, 1992, among Willcox & Gibbs, Inc., a New York corporation (the "Company"), International Technical Distributors, Inc., a New York corporation ("ITD"), and Rexel, S.A., a French societe anonyme formerly known as Compagnie de Distribution de Materiel Electrique ("CDME" and, together with ITD, "Buyers").

          Pursuant to the Purchase Agreement, dated as of April 22, 1992, among the Company, Southern Electric Supply Company, Inc. ("SES"), CDME and ITD (the "Purchase Agreement"), the Company issued to CDME and to ITD shares of common stock, par value $1.00 per share, of the Company (the "Common Stock") in consideration of the transfer by ITD to the Company of all of the issued and outstanding capital stock of SES, a Subsidiary of ITD engaged in the distribution of electrical supplies, and an additional cash payment by CDME.
In connection with the transactions contemplated by the Purchase Agreement, Buyers and the Company entered into the Investment Agreement, dated as of November 12, 1992 (the "Investment Agreement"), to establish various rights and obligations in connection with Buyers' investment in Common Stock. Pursuant to the Purchase Agreement, dated as of December 10, 1993, among the Company, ITD and CDME, CDME has agreed to purchase from the Company and the Company has agreed to sell to CDME additional shares of Common Stock, and in connection therewith the Company, CDME and ITD wish to amend certain provisions of the Investment Agreement.

          Accordingly, the parties hereto agree to amend the Investment Agreement as follows:

SECTION 1. THE DEFINITION OF "INDEPENDENT DIRECTOR" IN SECTION 1 OF THE INVESTMENT AGREEMENT IS AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

               "Independent Director" means (i) each of John B. Fraser, R. Gary Gentles, Austin List and Michael B. Wilson, so long as he is a director of the Company, and (ii) each other director of the Company that is not and has never been an officer, director, employee or partner of any member of the Buyer Group, of any Person that has a material business relationship with any member of the Buyer Group or of an Associate (as defined under the Exchange Act) of any member of the Buyer Group, is not and has never been a CDME Nominee, is not and has never been an officer or employee of the Company, any of its Subsidiaries or of any of the Spin-Off Subsidiaries, has not prior to the date of this Agreement been a director of the Company (other than Messrs. Fraser, Gentles, List and Wilson), any of its Subsidiaries or any of the Spin-Off Subsidiaries and is not a member of the immediate family of any of the foregoing referred to in this clause (ii).

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SECTION 2.     THE DEFINITION OF "PERCENTAGE LIMITATION" IN SECTION 1 OF THE
INVESTMENT AGREEMENT IS AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

               "Percentage Limitation" means that number of Voting Securities which then represents 45% of the Total Voting Power.

SECTION 3. THE FOLLOWING DEFINITION IS ADDED TO SECTION 1 OF THE INVESTMENT AGREEMENT AT THE END THEREOF:

          "W&G Shares" shall mean the Common Stock acquired by CDME under the Purchase Agreement, dated as of December 10, 1993, among the Company and the Buyers.

SECTION 4. SECTION 2(C)(1) OF THE INVESTMENT AGREEMENT IS AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

          (c)  Legends and Stop Transfer Orders.

               (1) Each Buyer agrees to the placement of the following legend on the certificates representing the Total Acquired W&G Shares, on the certificates representing the W&G Shares and on the certificates, if any, representing the shares issued pursuant to Section 2.4(c) of the Purchase Agreement or pursuant to this Agreement (and on any shares of Common Stock issued upon any stock split, stock dividend or reclassification of Common Stock with respect to any such shares):

          "The shares represented by this certificate have not been registered under the Securities Act of 1933 or securities laws of any other jurisdiction and may not be sold or transferred except in compliance with such Act and other laws. In addition, the shares represented by this certificate are subject to an Investment Agreement dated as of November 12, 1992, as it may be amended from time to time, a copy of which as so amended is on file at the office of the Company, which provides, among other things, for certain rights of purchase of such shares by the Company and certain restrictions on transfer thereof. The shares represented by this certificate may not be sold or otherwise transferred except in compliance with said Agreement, and any sale or other transfer not in compliance therewith shall be void."

SECTION 5. SECTION 5 OF THE INVESTMENT AGREEMENT IS AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

          5. Board of Directors.

          (a) CDME has previously designated Eric Lomas, Alain Viry and Serge Weinberg as CDME Nominees. On the date of Amendment No. 1 to this Investment Agreement (the "Change Date"), the Company shall decrease the number of directors to nine, Wayne Campbell, Robert Merson and Michael B. Wilson shall resign as directors and the Company shall elect as directors effective on the

Change Date two additional nominees designated in writing by CDME to the Company (the "New CDME Nominees"). In connection with the first election of directors of the Company by its shareholders to occur after the Change Date, the Company shall nominate and recommend for election R. Gary Gentles for election as a Class I director, one New CDME Nominee for election as a Class I director and one New CDME Nominee for election as a Class II director. CDME shall cause two CDME Nominees to resign as directors of the Company if CDME's and its Affiliates' aggregate beneficial ownership of Voting Securities declines to less than 30% of the Total Voting Power after the date of this Agreement. If CDME and its Affiliates shall cease to be the beneficial owners, in the aggregate, of 10% or more of the Total Voting Power, CDME shall cause all CDME Nominees to resign as directors of the Company. CDME shall cause such CDME Nominees to resign as directors of the Company so that no more than two CDME Nominees shall serve as directors if (i) CDME or any of its Affiliates shall have disposed of Restricted Securities and CDME and its Affiliates shall cease to be the beneficial owners, in the aggregate, of 20% or more of the Total Voting Power or (ii) CDME and its Affiliates shall cease to be the beneficial owners, in the aggregate, of 15% or more of the Total Voting Power. In connection with the expiration of the term as a director of the Company of each of the CDME Nominees and of John K. Ziegler, the Nominating Committee shall nominate and recommend for reelection each such director (or, in the case of CDME Nominees, such other person as CDME shall designate in writing to the Company) if he agrees to be nominated and, in the case of Mr. Ziegler, if he is then an officer of the Company, subject to the obligations of CDME to cause CDME Nominees to resign as set forth above in this Section. Any successor to John B. Fraser, R. Gary Gentles or Austin List as a director of the Company nominated by the Nominating Committee or elected by the Board of Directors of the Company to fill a vacancy shall qualify as an Independent Director.

          (b) During the term of this Agreement the Board of Directors of the Company shall consist of nine members.

          (c) CDME and the Company agree that (i) the Executive Committee of the Board of Directors of the Company and the Nominating Committee shall be comprised of one CDME Nominee, the chief executive officer of the Company (for so long as he remains a director of the Company and, if the chief executive officer is not also a director, then a director approved by a majority of the Independent Directors) and one Independent Director, (ii) the Audit Committee of the Board of Directors of the Company shall be comprised solely of Independent Directors, and (iii) the Executive Compensation Committee shall be comprised of two Independent Directors and one CDME Nominee, each of whom qualifies as a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule), or, if no such CDME Nominee so qualifies, another Independent Director who so qualifies.

          (d) W&G shall cause to be maintained in effect for not less than five years from the Closing the policies of directors' and officers' liability insurance maintained by W&G as of the Closing (provided that W&G may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Closing to the extent available, provided that in no event shall W&G be required to expend to maintain or procure insurance coverage pursuant to this
Section 5(d) any amount per annum in excess of 200% of the aggregate premiums paid in 1991 on an annualized basis for such purpose. The directors and officers of W&G, their heirs and representatives shall be the beneficiaries of this Section 5(d).

SECTION 6. SECTION 6 OF THE INVESTMENT AGREEMENT IS AMENDED TO ADD THE FOLLOWING SUBSECTIONS AT THE END THEREOF:

          (i) Stock options granted under the Company's 1988 Stock Incentive Plan, as amended through the date hereof, to any CDME Nominee and any shares of Common Stock acquired by a CDME Nominee upon exercise of such options will not be deemed to be beneficially owned by any member of the Buyer Group for purposes of this Agreement nor subject to any of the provisions hereof.

          (j) If CDME desires to purchase additional shares of Common Stock and such purchase is not prohibited by this Agreement, CDME shall give written notice to the Company specifying the number of shares that CDME desires to purchase and the price per share in cash that CDME would agree to pay therefor (the "Offer Notice"). The Company, if approved by a majority of the Independent Directors, may elect to sell to CDME up to the number of shares specified in the Offer Notice at the price per share in cash specified in the Offer Notice by written notice to CDME given within 10 Business Days after the Offer Notice is given to the Company (the "Acceptance Notice"). If the Company so elects, the Company shall sell and CDME shall purchase shares of Common Stock in accordance with the Acceptance Notice as promptly as practicable, subject only to approval of the New York Stock Exchange and the Pacific Stock Exchange of the listing of such shares. If the Company fails to give to CDME an Acceptance Notice within the time provided above or gives to CDME an Acceptance Notice indicating that it will sell less than all shares specified in the Offer Notice, then CDME shall be free (subject to the other restrictions in this Agreement) to purchase up to the number of shares specified in the Offer Notice less the number of shares, if any, to be sold to CDME pursuant to such Acceptance Notice, at any time or from time to time within 180 days after the date that the Offer Notice was given to the Company for a purchase price per share at or below the price specified in the Offer Notice. CDME agrees that any shares of Common Stock purchased by it hereunder shall be for investment for its own account and not with a view toward any distribution thereof. No member of the Buyer Group shall acquire beneficial ownership of any Common Stock from any person other than the Company other than in accordance with the provisions of this Section 6(j).

SECTION 7. THE FIRST SENTENCE OF SECTION 8 OF THE INVESTMENT AGREEMENT IS AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

          The obligations of the parties under this Agreement shall terminate and be of no further force and effect from and after December 31, 1994, except that the provisions of Section 5(d) shall continue in effect through the fifth anniversary of the Closing Date.

SECTION 8.     MISCELLANEOUS.

          (a) Continued Effect. Except as expressly changed hereby, the Investment Agreement shall continue in full force and effect.

          (b) Governing Law. This Amendment shall be governed by and construed in accordance with the substantive law of the State of New York without giving effect to the principles of conflict of laws thereof.

          (c) Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (d) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction thereof.


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                              WILLCOX & GIBBS, INC.



                              By:  ---------------------------------------
                                   Name:
                                   Title:


                              REXEL, S.A.



                              By:  ---------------------------------------
                                   Name:
                                   Title:


                              INTERNATIONAL TECHNICAL  DISTRIBUTORS, INC.



                              By:  ---------------------------------------
                                   Name:
                                   Title:

                                                                      Exhibit B

                      THIRD AMENDMENT TO RIGHTS AGREEMENT


          AMENDMENT, dated as of             , 1994 (the "Amendment"), to the
Rights Agreement, dated as of January 10, 1989 (as amended, the "Rights Agreement"), between Willcox & Gibbs, Inc., a New York corporation (the "Company"), and Chemical Bank, a New York bank (formerly known as Manufacturers Hanover Trust Company) (the "Rights Agent").

          WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

          WHEREAS, the Company and the Rights Agent have amended the Rights Agreement pursuant to the Amendment, dated as of November 12, 1992, and the letter agreement, dated May 21, 1993, between the Company and the Rights Agent; and

          WHEREAS, the Company and the Rights Agent desire to further amend the Rights Agreement in accordance with Section 28 thereof;

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

          1. Section 1(q) of the Rights Agreement is amended to read in its entirety as follows:

               (q) "Percentage Limitation" shall mean that number of Voting Securities which then represents 45% of the Total Voting Power.

          2. Section 7(a) of the Rights Agreement is amended by deleting the date "November 12, 1997" and substituting therefor the date "December 31, 1994."

          3. Exhibit B is amended by changing Footnotes 5 and 6 to read "Insert December 31, 1994."

          4. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

          5. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


ATTEST:                            WILLCOX & GIBBS, INC.



By:---------------------------     By:-------------------------------
  Name:                             Name:
  Title:                            Title:


ATTEST:                           WILLCOX & GIBBS, INC.



By:---------------------------     By:-------------------------------
  Name:                             Name:
  Title:                            Title: